CONFIRMING STATEMENT

     This Statement confirms that the undersigned has authorized and designated Dhananjay G. Wadekar, Bob Weinstein and Adam Drapczuk, acting singly, to execute and file on the undersigned's behalf all documents required to be filed under
Section 16 of the Securities Exchange Act of 1934, including Forms 3, 4, and 5 and any amendments thereto and any documents required to obtain or maintain electronic filing codes, that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Able Laboratories, Inc. The authority of Dhananjay G. Wadekar, Bob Weinstein and Adam Drapczuk under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Able Laboratories, Inc., unless earlier revoked in writing. The undersigned acknowledges that Dhananjay G. Wadekar, Bob Weinstein nor Adam Drapczuk are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

     This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Able Laboratories, Inc. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.


Dated: April 21, 2003                              /s/ Elliot Hahn
                                                   ----------------------------
                                                   Elliot Hahn